Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-152146 and 333-163208 on Form S-8 and Registration Statement Nos. 333-132777, 333-141083, 333-143225, 333-163347 and 333-163349 on Form S-3 of our reports dated September 13, 2011, relating to the financial statements of pSivida Corp. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Update No. 2009-13, Multiple-Deliverable Revenue Arrangements, effective July 1, 2010), and the effectiveness of pSivida Corp.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of pSivida Corp. for the year ended June 30, 2011.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 13, 2011